Exhibit 99.1


                                                  CONTACTS:  Mary K. Talbot
                                                             (401) 245-8819


    SLADE'S FERRY BANCORP REPORTS 65% INCREASE IN FIRST QUARTER EARNINGS


SOMERSET, Mass. (April 14, 2005) -- Slade's Ferry Bancorp, (NASDAQ small cap: SFBC) parent company of Slade's Ferry Trust Company (the "Bank"), announced that its net income for the quarter ended March 31, 2005 was $1.1 million, or $0.26 per share (diluted), an increase of 65.0% over net income for the quarter ended March 31, 2004, which totaled $646,000 or $0.16 per share (diluted).

The primary reason for the increase in earnings is the Bank's successful deployment of the deposit growth realized in 2004 into higher yielding loans and investments. The Bank initiated its deposit growth measures in early 2004. The subsequent investment of the deposits, as well as an increase in the level of Federal Home Loan Bank advances has generated an increase in average total assets, from $472.1 million for the three months ended March 31, 2004 to $551.6 million for the three months ended March 31, 2005. Because of this growth, net interest and dividend income increased from $3.7 million for the three months ended March 31, 2004, to $4.5 million for the three months ended March 31, 2005, an increase of 18.8%, while the net interest margin increased from 3.48% for the three months ended March 31, 2004 to 3.52% for the three months ended March 31, 2005. The increase in net interest income compared favorably with the increase in operating expenses, as total operating expenses increased from $3.1 million for the three months ended March 31, 2004 to $3.4 million for the three months ended March 31, 2005, an increase of 8.4%.

Also contributing to the increase in earnings was a reduced provision for loan losses in the first quarter of 2005, when compared to the first quarter of 2004, as the provision for loan losses decreased from $246,000 for the three months ended March 31, 2004 to $50,000 for the three months ended March 31, 2005. Due to changes in the composition of the loan portfolio, stronger underwriting guidelines, and the sale of loans previously deemed non-performing, the overall credit risk profile of the loan portfolio has improved.

Total assets increased from $549.8 million at December 31, 2004 to $555.8 million at March 31, 2005. Total net loans increased from $362.3 million to $379.5 million during the same period. Total deposits decreased from $399.9 million at December 31, 2004 to $385.5 at March 31, 2005, the result of planned runoff of certain "special rate" certificates of deposit opened during January and February 2004. On March 21, 2005, the Company opened its ninth branch office, located in Assonet, Massachusetts, which management believes will support future deposit growth.

"Management and the board of directors are delighted with the first quarter earnings," said President and CEO Mary Lynn Lenz. "These results are possible thanks to the continued loyalty of our customers, dedication of our board of directors and entire Slade's Ferry staff. The opening of our Assonet branch and the commencement of our Bank at Work Program will contribute to our success and enhance shareholder value."

Total stockholders' equity at March 31, 2005 was $47.6 million versus $47.0 million at December 31, 2004, an increase of approximately 1.2%. Both the Company and the Bank maintain capital levels sufficient to be considered "well-capitalized" under applicable regulatory capital guidelines and requirements.

Slade's Ferry Bancorp was founded to serve community-banking needs with both personal and commercial products and services. With more than $550 million in assets and nine retail branches in Southeastern Massachusetts, Slade's Ferry is a trusted community partner. Traded on the NASDAQ Small Cap Market as SFBC, Slade's Ferry Bancorp can also be found on the web at www.sladesferry.com and in seven Massachusetts communities - Assonet, Fairhaven, Fall River, New Bedford, Seekonk, Somerset and Swansea.

                                    # # #

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the strength of the company's capital and asset quality. Other such statements may be identified by words such as "believes," "will," "expects," "project," "may," "developments," "strategic," "launching," "opportunities," "anticipates," "estimates," "intends," "plans," "targets" and similar expressions. These statements are based upon the current beliefs and expectations of Slade's Ferry Bancorp's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectation expressed in our forward-looking statements: (1) enactment of adverse government regulations (2) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (3) the strength of the United States economy in general and specifically the strength of the New England economics may be different than expected, resulting in, among other things, a deterioration in overall credit quality and borrowers' ability to service and repay loans, or a reduced demand for credit, including the resultant effect on the Bank's loan portfolio, levels of charge-offs and non-performing loans and allowance for loan losses; (4) changes in the interest rate environment may reduce interest margins and adversely impact net interest income and (5) changes in assumptions used in making such forward-looking statements. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Slade's Ferry Bancorp's actual results could differ materially from those discussed. All subsequent written and oral forward-looking statements attributable to Slade's Ferry Bancorp or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth above. Slade's Ferry Bancorp does not intend or undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the forward-looking statements are made.

                    SLADE'S FERRY BANCORP AND SUBSIDIARY
                         CONSOLIDATED BALANCE SHEETS
                                 (UNAUDITED)
                                    AS OF


                                                     MARCH 31,      DECEMBER 31,
ASSETS:                                                 2005            2004
--------------------------------------------------------------------------------

Cash and deposits with other banks                 $ 20,451,084     $ 16,394,024
Federal funds sold                                    7,100,000       13,800,000
Federal Home Loan Bank overnight deposit                      -        5,000,000
--------------------------------------------------------------------------------
      Cash and Cash Equivalents                      27,551,084       35,194,024
Interest bearing time deposits with other banks         100,000          100,000
Securities held to maturity                          35,964,144       37,773,227
Securities available for sale                        80,896,224       83,882,432
Federal Home Loan Bank stock                          5,904,900        4,649,700
Loans, net                                          379,451,965      362,264,873
Premises & equipment                                  5,275,581        5,527,362
Accrued interest receivable                           2,055,290        1,969,151
Goodwill                                              2,173,368        2,173,368
Cash surrender value of life insurance               11,563,058       11,548,320
Other assets                                          4,899,371        4,749,296
--------------------------------------------------------------------------------
TOTAL ASSETS                                       $555,834,985     $549,831,753
================================================================================

LIABILITIES & STOCKHOLDERS' EQUITY:
Deposits                                           $385,538,416     $399,904,731
Advances from Federal Home Loan Bank                110,179,693       90,286,416
Subordinated debentures                              10,310,000       10,310,000
Other liabilities                                     2,210,799        2,296,213
      Total Liabilities                             508,238,908      502,797,360
Stockholders' equity:
Common stock                                             40,944           40,684
Paid in capital                                      30,381,461       29,976,062
Retained earnings                                    17,589,811       16,892,659
Accum. other comprehensive income (loss)               (416,139)         124,988
--------------------------------------------------------------------------------
      Total Stockholders' Equity                     47,596,077       47,034,393
--------------------------------------------------------------------------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY           $555,834,985     $549,831,753
================================================================================

                    SLADE'S FERRY BANCORP AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF INCOME AND EXPENSE
                                 (UNAUDITED)
                          3 MONTHS ENDED MARCH 31,


                                               2005          2004
                                            ------------------------

INTEREST AND DIVIDEND INCOME:
Interest and fees on loans                  $5,265,939    $4,892,175
Interest and dividends on investments        1,321,227       529,496
Other interest                                  69,722        58,714
                                            ------------------------

      Total interest and dividend income     6,656,888     5,480,385
                                            ------------------------

INTEREST EXPENSE:
Interest on deposits                         1,158,758     1,122,289
Interest on other borrowed funds               910,943       594,871
Interest on subordinated debentures            136,238        16,250
                                            ------------------------
      Total interest expense                 2,205,939     1,733,410
                                            ------------------------

  Net interest and dividend income           4,450,949     3,746,975

Provision for loan losses                       50,000       246,215
                                            ------------------------

  Net interest and dividend income after
   provision for loan losses                 4,400,949     3,500,760
                                            ------------------------

OTHER INCOME:
Service charges on deposit accounts             97,898       145,497
Overdraft service charges                      109,878       123,340
Gain on sale of asset                           40,385             -
Securities gains, net                            1,794        34,882
Other income                                   319,405       259,939
                                            ------------------------

      Total other income                       569,360       563,658
                                            ------------------------

OPERATING EXPENSES:
Salaries and employee benefits               2,032,706     1,967,865
Occupancy expense                              239,379       231,365
Equipment expense                              170,383       147,078
Other expenses                                 930,541       764,172
                                            ------------------------

      Total other expense                    3,373,009     3,110,480
                                            ------------------------

Income before income taxes                   1,597,299       953,938
Income taxes                                   531,657       307,944
                                            ------------------------

      Net income                            $1,065,642    $  645,994
                                            ========================

Basic earnings per share                    $     0.26    $     0.16
                                            ========================

Diluted earnings per share                  $     0.26    $     0.16
                                            ========================